                                                                   Exhibit 99.01

For Immediate Release

Contact:
--------

Maureen O'Connell (media)
Exodus Communications
408/346-2218
maureen.oconnell@exodus.net
---------------------------


Jane Underwood (investors)
Exodus Communications
408/346-2191
jane.underwood@exodus.net
-------------------------


                     EXODUS REPORTS THIRD QUARTER RESULTS
Annualized Recurring Revenue Run Rate Surpasses $1 Billion Milestone


SANTA CLARA, Calif. - October 19, 2000 - Exodus Communications, Inc. (NASDAQ:
EXDS) today reported third quarter 2000 revenues of $229.6 million, a 28 percent increase over the second quarter 2000, and a 238 percent increase over the third quarter 1999.

EBITDA profit (earnings before net interest expense, income taxes, depreciation, amortization and other noncash charges) increased 134 percent to $20.2 million for the third quarter 2000, compared to an $8.6 million EBITDA profit for the second quarter 2000, and a $7.5 million EBITDA loss in the third quarter 1999.

Net loss excluding the impact of amortization of goodwill and intangible assets was $60.6 million in the third quarter 2000, or $0.14 per share. Net loss for the quarter was $69.5 million, or $0.17 per share, compared with a net loss of $51.3 million, or $0.12 per share, in the second quarter 2000, and a net loss of $31.5 million, or $0.09 per share, in the third quarter 1999.

"Enterprise customers currently represent 53 percent of our total revenues and bookings compared to 39 percent one year ago, as we continue to see more Fortune 1000 companies choose Exodus as the web hosting provider for their mission-critical Internet operations," said Ellen M. Hancock, Chairman and CEO. "In the third quarter, we added 414 Internet Data Center (IDC) customers bringing our total IDC customer count to 3,747. Our average annualized revenue per IDC customer increased to $299,000 in the third quarter compared to $259,000 in the second quarter, reflecting substantial growth from both new and existing customers.

New customers during the quarter included Adidas, L'oreal USA, BlueCross BlueShield Association, Nikko Salomon Smith Barney, Medtronic, France Telecom, GE Bayer Silicones, Avanade (a joint venture between Andersen Consulting and Microsoft), EFSS Limited (a joint venture between Investia Limited and Chase Manhattan Bank), World Savings, Honeywell's new e-hub myFacilities.com, and Crane Paper Makers.

Existing customers that expanded their business with Exodus included Yahoo!, eBay, StarMedia, Inktomi, GE International, Starbucks, Novell, Lenox Incorporated, U.S. News & World Report, Oracle Business OnLine and Oracle Management Services.

Exodus booked $270 million of new annualized recurring revenue from both new and existing customers in the third quarter. Assuming the backlog is installed today and combined with Exodus' current installed customer base, the annualized revenue run rate of recurring revenue would exceed $1.15 billion, which represents a 31 percent increase from the prior quarter.

"In order to meet growing market demands in Chicago and Southern California, we opened two IDCs, which represent 560,000 gross square feet, since the second quarter," said R. Marshall Case, executive vice president, finance and chief financial officer. "In the fourth quarter, we expect to open five additional IDCs, representing approximately 1.2 million gross square feet, in the Washington, D.C., Santa Clara, New Jersey, Seattle and Boston markets. Overall, we are on track to have an aggregate of 3.9 million gross square feet in operation by the end of the year."

                           Third Quarter Highlights

Additional operational and financial highlights for the third quarter are as follows:

 . Approximately 40 percent of the world's top web sites are hosted at Exodus. . Over 62,000 servers are hosted at Exodus worldwide.
 .  Revenue mix consisted of:
     44 percent hosting services
     20 percent Internet connectivity
     36 percent managed and professional services
 .  Gross margins were:
     31 percent of revenue or $71.1 million

     47 percent of revenue or $108.2 million, excluding depreciation and amortization


 .  18 IDCs are currently EBITDA positive, up from 17 in the second quarter
     The Atlanta IDC turned EBITDA positive in eight months
 .  Cash and marketable securities were $1.2 billion at quarter end
 .  Annualized customer churn was less than two percent
 .  Capital expenditures were $521 million and principally represented investments to build and expand IDCs
 . Days Sales Outstanding was 53 days in the third quarter and is within Exodus' target range.

Business Outlook

The following business outlook contains forward-looking statements intended to provide the high and low end range of management's current expectations. These forward-looking statements are subject to numerous risks and uncertainties. As a result, actual results may differ materially from what is expected. These statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Exodus expects revenue for the fourth quarter 2000 to be in the range of $270 million to $280 million.

EBITDA profit is expected to increase from 9 percent of revenue in the third quarter to 11 to 13 percent of revenue for the fourth quarter 2000.

Gross margin for fourth quarter 2000 is expected to be approximately 32 percent of revenue, plus or minus one point.

Operating expenses for fourth quarter 2000 are expected to decline as a percentage of revenue and represent 42 percent, plus or minus one point.

Exodus expects net interest expense to be $47 million to $50 million for the fourth quarter 2000. The rate of sequential growth of net interest expense will be affected by the timing of Exodus' anticipated bank line, which is expected to close in the first half of the fourth quarter. Net interest expense is dependent in part on the timing of capital expenditures, future borrowings, interest rates, cash balances, and the realization of gains on investments.

Exodus expects a net loss, excluding the impact of amortization of goodwill and intangible assets, of $60 million to $70 million, or $0.15 per share, plus or minus $0.01 per share, for the fourth quarter 2000.

Depreciation is expected to be approximately $51 million for the fourth quarter 2000 and will be a function of capital spending, which is expected to be slightly in excess of $400 million for the fourth quarter 2000.

On a stand-alone basis, Exodus expects to achieve significant growth and financial results for 2001 as follows:
 .  Revenues of approximately $1.8 billion
 .  Gross margins of 36 percent to 39 percent of revenues
 .  EBITDA margin of 19 percent to 22 percent
 .  Net loss, excluding the impact of amortization of goodwill, of 10 percent to
   13 percent
 .  Capital expenditures of $800 million to $1.0 billion
 .  Additional IDC capacity of 1.5 million to 2.0 million gross square feet

   "Overall, the third quarter marked significant financial achievements as we continued to see strong customer demand for Exodus' core complex web hosting and managed services business," said Ms. Hancock. "Exodus surpassed $1 billion in annualized recurring revenue, our average revenue per IDC customer more than doubled from 18 months ago, and the company reported record EBITDA performance."

About Exodus Communications

Exodus Communications is the leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. The company offers sophisticated system and network management solutions along with professional services to provide optimal performance for customers' Web sites. Exodus manages its network infrastructure via a worldwide network of Internet Data Centers
(IDCs) located in North America, Europe and Asia Pacific. More information on Exodus can be found at www.exodus.net.
                                      --------------
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Forward Looking Statements

This press release contains forward-looking statements, including financial projections, descriptions of management's plans and objectives, and statements related to future operations, including those related to the growth in Exodus' business, additional IDCs, revenues, EBITDA, revenue per customer, gross margin, bookings and other anticipated financial results. Actual results may differ materially from those projected in the forward looking statements contained in this press release. Factors that could affect these forward-looking statements include: the operational challenges of developing, deploying and delivering Exodus' services; competition from existing and new competitors; the risk that customers who have placed orders may not install or may delay installations; the ability to open new IDCs and deliver services when requested by our customers; possible delays in obtaining anticipated credit facilities; difficulties associated with international operations or expansion; and the impact from any mergers, acquisitions or business combinations that may be consummated in the future. The matters discussed in this press release also involve risks and uncertainties described from time to time in Exodus' filings with the SEC such as in its most recent Forms 10-Q, Forms 8-K, and Form 10-K. Exodus assumes no obligation to update any forward-looking information contained in this press release.

                                   #   #   #

Exodus Communications and Exodus are trademarks of Exodus Communications, Inc. and are registered in certain jurisdictions.
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                          EXODUS COMMUNICATIONS, INC.
                            CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                      Three Months Ended              Nine Months Ended
                                                 September 30,    September 30,  September 30,   September 30,
                                                     2000            1999           2000             1999
                                                --------------    -----------    -------------   -------------
Revenues                                          $  229,637       $  68,028       $  543,331      $ 140,754
Cost of revenues (1)                                 158,579          55,641          378,101        118,827
                                                  ----------       ---------       ----------      ---------
      Gross profit                                    71,058          12,387          165,230         21,927

Operating expenses:
  Marketing and sales                                 48,152          18,836          123,315         42,473
  General and administrative                          40,907          10,520           97,498         25,548
  Product development                                  3,160           2,255           10,573          5,641
  Amortization of goodwill and
       intangible assets                               8,850           4,165           25,412          5,597
                                                  ----------       ---------       ----------      ---------
      Total operating expenses (2)                   101,069          35,776          256,798         79,259
                                                  ----------       ---------       ----------      ---------
Operating loss                                       (30,011)        (23,389)         (91,568)       (57,332)

Interest and other income (expense):
      Interest and other income                       23,546           3,712           47,571         10,625
      Interest and other expense                     (63,017)        (11,828)        (135,129)       (30,669)
                                                  ----------       ---------       ----------      ---------
         Total interest and other expense, net       (39,471)         (8,116)         (87,558)       (20,044)

Net loss                                          $  (69,482)      $ (31,505)      $ (179,126)     $ (77,376)
                                                  ==========       =========       ==========      =========

Basic and diluted net loss per share (3)          $    (0.17)      $   (0.09)      $    (0.45)     $   (0.23)
                                                  ==========       =========       ==========      =========
Shares used in computing basic and
diluted net loss per share                           418,375         336,596          398,512        331,948
                                                  ==========       =========       ==========      =========

EBITDA (4)                                        $   20,167       $  (7,527)      $   30,513      $ (27,994)
                                                  ==========       =========       ==========      =========


(1) Cost of revenues includes depreciation and amortization of $37.1 million and $10.7 million for the three-months ended September 30, 2000 and 1999, respectively, and $85.7 million and $21.0 million for the nine-months ended September 30, 2000 and 1999, respectively.

(2) Total operating expenses include depreciation and amortization of $13.0 million and $5.3 million for the three-months ended September, 2000 and 1999, respectively, and $36.3 million and $8.4 million for the nine-months ended September 30, 2000 and 1999, respectively.

(3) Basic and diluted net loss per share before amortization of goodwill and intangible assets for the three-months ended September 30, 2000 was ($0.14).

(4) Earnings before net interest expense, income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other noncash charges (including fixed asset write-offs).
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                          EXODUS COMMUNICATIONS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                        September 30,         December 31,
                                                                            2000                  1999
                                                                        ------------          ------------
Assets

Current assets:
   Cash and cash equivalents                                            $ 1,246,550           $ 1,015,960
   Accounts receivable, net                                                 134,417                61,916
   Prepaid expenses and other current assets                                 38,219                16,121
                                                                        -----------           -----------
      Total current assets                                                1,419,186             1,093,997
Property and equipment, net                                               1,262,446               368,239
Restricted cash equivalents and investments                                  73,051                35,390
Goodwill and other intangible assets                                        191,003               156,002
Other assets                                                                709,666                89,262
                                                                        -----------           -----------
                                                                        $ 3,655,352           $ 1,742,890
                                                                        ===========           ===========
Liabilities and Stockholders' Equity

Current liabilities:
   Current portion of equipment loans and line of credit facilities     $     7,149           $     6,897
   Current portion of capital lease obligations                              38,183                17,162
   Accounts payable                                                         324,929                60,203
   Accrued expenses                                                          82,063                38,318
   Accrued interest payable                                                  65,056                23,829
                                                                        -----------           -----------
      Total current liabilities                                             517,380               146,409
Equipment loans and line of credit facilities, less current portion          11,834                 8,353
Capital lease obligations, less current portion                              52,339                40,343
Convertible subordinated notes                                              562,494               749,800
Senior notes                                                              1,936,062               776,231
Other non-current liabilities                                                 7,599                 4,139
                                                                        -----------           -----------
      Total liabilities                                                   3,087,708             1,725,275
                                                                        -----------           -----------
Stockholders' equity:
  Common stock                                                                  424                   356
  Additional paid-in capital                                                915,227               247,805
  Deferred stock compensation                                                (1,261)               (2,894)
  Accumulated deficit                                                      (407,342)             (228,216)
  Accumulated other comprehensive income                                     60,596                   564
                                                                        -----------           -----------
      Total stockholders' equity                                            567,644                17,615
                                                                        -----------           -----------
                                                                        $ 3,655,352           $ 1,742,890
                                                                        ===========           ===========